PRESS RELEASE

Exhibit 99.1

Autoliv accelerates its global structural cost reductions; aims to close sites in Elmshorn, Germany and Congleton, United Kingdom

(Stockholm, Sweden, July 13, 2023) - Autoliv, Inc. (NYSE: ALV and SSE: ALIVsdb), the worldwide leader in automotive safety systems, announces its first steps in adjusting its geographic footprint and aims to close its sites in Elmshorn, Germany and Congleton, United Kingdom.

Autoliv is accelerating its global structural cost reductions, particularly within its European operations. These initiatives will simplify its logistics and geographic footprint and significantly lower its cost base. As previously announced, Autoliv intends to reduce its total workforce by up to 11%.

“In line with our previous announcement, these are the first actions in reducing our total workforce and important steps in the optimization of our geographic footprint. We are confident these steps will improve our ability to serve our customers with world-class life-saving products and solutions,” said Mikael Bratt, President and CEO of Autoliv.

Closure of Autoliv facility in Elmshorn, Germany

Autoliv aims to close its Elmshorn site in northern Germany and consolidate the technical center and most of its customer facing activities to its existing facility in Dachau, Germany by early 2025. The change would affect more than 500 employees working today in Elmshorn. Specific measures will be defined in compliance with the local regulations and within the framework of a dialogue with elected representatives and the social partners to determine the most appropriate provisions for the employees concerned.

Closure of Autoliv facility in Congleton, United Kingdom

Autoliv is evaluating a possible closure of its textile weaving facility for curtain airbags in the United Kingdom. Collective consultation with elected representatives has begun regarding the potential closure. A closure of the facility would affect around 250 employees working in the United Kingdom today, with the aim to relocate production by the end of 2025. Specific measures will be defined in compliance with the local regulations and within the framework of a dialogue with the social partners to determine the most appropriate provisions for the employees concerned.

Structural Cost Reduction Accrual

Autoliv expects around $105 million to be accrued in the second quarter of 2023, primarily driven by the planned reduction of around 1,100 employees in Germany, the United Kingdom, the United States, and in Italy where Autoliv is closing its sales office. These actions should not impact the Company’s adjusted operating margin for the second quarter or the full year 2023 as the Company considers these geographic footprint optimization and structural cost reductions non-recurring costs related to our capacity alignment program. Additional non-recurring charges are expected in future quarters as plans materialize.

Autoliv Inc. Box 70381, 107 24 Stockholm, Sweden Visiting address: World Trade Center, Klarabergsviadukten 70, B7, 111 64 Stockholm Phone: +46 (0)8 587 20600 E-mail: gabriella.etemad@autoliv.com

Inquiries:

Investors & Analysts: Anders Trapp, Tel +46 (0)8 587 206 71
Investors & Analysts: Henrik Kaar, Tel +46 (0)8 587 206 14

Media: Gabriella Etemad, Tel +46 (70) 612 64 24

This information is information that Autoliv, Inc. is obliged to make public pursuant to the EU Market Abuse Regulation. The information was submitted for publication, through the contact person set out above, at 08:45 AM CET on July 13, 2023.

About Autoliv

Autoliv, Inc. (NYSE: ALV; Nasdaq Stockholm: ALIV.sdb) is the worldwide leader in automotive safety systems. Through our group companies, we develop, manufacture and market protective systems, such as airbags, seatbelts, and steering wheels for all major automotive manufacturers in the world as well as mobility safety solutions, such as pedestrian protection, connected safety services and safety solutions for riders of powered two wheelers. At Autoliv, we challenge and re-define the standards of mobility safety to sustainably deliver leading solutions. In 2022, our products saved close to 35,000 lives and reduced more than 450,000 injuries.

Our close to 70,000 associates in 27 countries are passionate about our vision of Saving More Lives and quality is at the heart of everything we do. We drive innovation, research, and development at our 14 technical centers, with their 20 test tracks. Sales in 2022 amounted to US $ 8.8 billion. For more information go to www.autoliv.com.

Safe Harbor Statement

This report contains statements that are not historical facts but rather forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those that address activities, events or developments that Autoliv, Inc. or its management believes or anticipates may occur in the future. All forward-looking statements are based upon our current expectations, various assumptions and data available from third parties. Our expectations and assumptions are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that such forward-looking statements will materialize or prove to be correct as forward-looking statements are inherently subject to known and unknown risks, uncertainties and other factors which may cause actual future results, performance or achievements to differ materially from the future results, performance or achievements expressed in or implied by such forward-looking statements. Numerous risks, uncertainties and other factors may cause actual results to differ materially from those set out in the forward-looking statements, including general economic conditions and fluctuations in the global automotive market. For any forward-looking statements contained in this or any other document, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we assume no obligation to update publicly or revise any such statements in light of new information or future events, except as required by law.

Autoliv Inc. Box 70381, 107 24 Stockholm Visiting address: World Trade Center, Klarabergsviadukten 70, B7, 111 64 Stockholm Phone: +46 (0)8 58720600